UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
SAIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	48-1229851
(State or Other Jurisdiction of Incorporation or	(I.R.S. Employer
Organization)	Identification No.)

11465 Johns Creek Parkway, Suite 400
Johns Creek, GA	30097
(Address of Principal Executive Offices)	(Zip Code)

Saia, Inc. Executive Capital Accumulation Plan
(Full Title of the Plan)

With a copy to:
James A. Darby	Robert M. Barnes
11465 Johns Creek Parkway, Suite 400	Bryan Cave LLP
Johns Creek, GA 30097	3500 One Kansas City Place
1200 Main Street
Kansas City, Missouri 64105
(Name and address of agent for service)
(770) 232-5067
(Telephone Number, Including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐
CALCULATION OF REGISTRATION FEE

Title Of Each Class Of		Proposed	Proposed Maximum
Securities To Be	Amount To Be	Maximum Offering	Aggregate Offering	Amount of
Registered	Registered(1)	Price Per Unit(2)	Price	Registration Fee
Common Stock, par value $0.001 per share, and related Preferred Share Purchase Rights(3)	1,000,000 shares	$6.95	$6,950,000	$273.14

(1)	In addition to the securities set forth in the table, the amount being registered also includes an indeterminate number of shares of Common Stock which may be issuable under the Plan as a result of stock splits, stock dividends and antidilution provisions and other terms, in accordance with Rule 416 under the Securities Act.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h)(1) under the Securities Act of 1933, as amended, and based on the average high and low price of the Registrant’s Common Stock on the NASDAQ Global Market System on November 21, 2008.

(3)	Represents corresponding right to purchase shares of Saia, Inc. Series A Junior Participating Preferred Stock, no par value, pursuant to a Rights Agreement dated September 30, 2002 between the registrant and Mellon Investor Services LLC. The registrant will issue one right to purchase on one-ten-thousandth share of its Series A Junior Participating Preferred Stock as a dividend on each share of its Common Stock being registered. The rights initially are attached to and trade with shares of the Common Stock being registered. Value attributable to these rights, if any, is reflected in the market price of the Common Stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          All information required by Part I of Form S-8 to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:
(a) The Annual Report on Form 10-K filed by Saia, Inc. (the “Registrant”) for the fiscal year ended December 31, 2007.
(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the annual report referred to in (a) above (other than portions of those documents furnished or otherwise not deemed to be filed).
(c) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 10 filed with the Commission on September 6, 2002, including any amendment or report filed for the purpose of updating such description.
          All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of those documents furnished or otherwise not deemed to be filed), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.
          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          The Common Stock is registered pursuant to Section 12 of the Exchange Act, and therefore, a description of the securities is omitted from this Registration Statement in accordance with the rules and regulations of the Commission.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
          The Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate”) provides that, as authorized by Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), a director will not be personally liable to the Corporation or the shareholders for monetary damages for breach of fiduciary duty as a director, except for liability imposed by law, as in effect from time to time (a) for any breach of the director’s duty of loyalty to the Registrant or the shareholders, (b) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (c) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
          Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than a “derivative” action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that no indemnification shall be made where the person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that the person is fairly and reasonably entitled to indemnity and expenses. The certificate provides that the Registrant will indemnify its directors, officers, employees and agents to the fullest extent permitted by the DGCL, and will advance expenses to its directors, officers, employees and agents in connection with legal proceedings, subject to limited exceptions. The Registrant has entered into indemnification agreements with its directors and officers indemnifying such persons against liability they may incur in their capacity as such and maintains customary insurance policies under which coverage is provided for payments made by the Registrant to such persons in respect of the indemnification provisions in the Certificate.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.
          See Exhibit Index attached hereto.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, Saia, Inc. certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Johns Creek, State of Georgia, on December 1, 2008.

SAIA, INC. (Registrant)
By:	/s/ James A. Darby
James A. Darby
Vice President and Chief Financial Officer

POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. Darby and Stephanie R. Maschmeier, or either one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard D. O’Dell Richard D. O’Dell	President, Chief Executive Officer and Director (Principal Executive Officer)	December 1, 2008

/s/James A. Darby James A. Darby	Vice President and Chief Financial Officer (Principal Financial Officer)	December 1, 2008

/s/ Stephanie R. Maschmeier Stephanie R. Maschmeier	Controller (Principal Accounting Officer)	December 1, 2008

/s/ Herbert A. Trucksess, III Herbert A. Trucksess, III	Chairman	December 1, 2008

/s/ Linda J. French Linda J. French	Director	December 1, 2008

/s/ John J. Holland John J. Holland	Director	December 1, 2008

Signature	Title	Date

/s/ William F. Martin, Jr. William F. Martin, Jr.	Director	December 1, 2008

/s/ James A. Olson James A. Olson	Director	December 1, 2008

/s/ Bjorn E. Olsson Bjorn E. Olsson	Director	December 1, 2008

/s/ Douglas W. Rockel Douglas W. Rockel	Director	December 1, 2008

/s/ Jeffrey C. Ward Jeffrey C. Ward	Director	December 1, 2008

EXHIBIT INDEX

Exhibit No.

4.1	Restated Certificate of Incorporation of Saia, Inc., as amended (incorporated herein by reference to Exhibit 3.1 of Saia, Inc.’s Form 8-K (File No. 0-49983) filed on July 26, 2006).

4.2	Amended and Restated By-laws of Saia, Inc., as amended (incorporated herein by reference to Exhibit 3.1 of Saia, Inc.’s Form 8-K (File No. 0-49983) filed on July 29, 2008).

4.3	Rights Agreement between SCS Transportation, Inc. and Mellon Investor Services LLC dated as of September 30, 2002 (incorporated herein by reference to Exhibit 4.1 of SCS Transportation, Inc.’s Form 10-Q (File No. 0-49983) for the quarter ended September 30, 2002).

5	Opinion of Bryan Cave, LLP, with respect to the legality of the securities being registered.*

23.1	Consent of Bryan Cave, LLP (included in the opinion filed as Exhibit 5).*

23.2	Consent of KPMG LLP.*

24	Powers of Attorney of the directors of the Registrant (included on the signature page hereto).

*	Filed herewith